Exhibit 99.1

Company Contact:

Jack Glenn

Chief Financial Officer

510-786-6890

Investor Contact:

EVC Group, Inc.

Doug Sherk/Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Thermage Discloses Preliminary 3Q 2008 Results for Thermage and Reliant

Thermage Schedules Release Date and Conference Call

Pro Forma Combined Third Quarter 2008 Revenue Growth of 8%

HAYWARD, November 4, 2008 - Thermage, Inc. (NASDAQ: THRM) today provided preliminary results for the third quarter ended September 30, 2008 for both Thermage and Reliant Technologies, Inc. The Company provided the preliminary results because it may update its Form S-4 filing with the Securities and Exchange Commission regarding the merger of the two companies prior to the issuance of its final third quarter results and any update would include the preliminary results for the third quarter. Thermage and Reliant expect to complete the merger of the two companies in the fourth quarter.

Thermage revenue for the third quarter is expected to be in the range of $12.9 to $13.0 million, compared with $13.9 million in the third quarter of 2007. The gross profit margin for the third quarter of 2008 is expected to be approximately 75% of revenue. The Company expects to report a net loss during the third quarter of 2008 of approximately $1.2 million on a GAAP basis. The net loss includes a loss of approximately $0.9 million on a Lehman Brothers corporate bond held in the Company’s investment portfolio and approximately $0.9 million in stock-based compensation charges.

Third quarter 2008 revenue for Reliant is expected to be in the range of $19.7 to $20.0 million, representing a growth rate of approximately 21% over $16.3 million in revenue in the third quarter of the prior year. Reliant’s operating loss for the third quarter of 2008 is expected to be between $1.6 and $1.8 million on a GAAP basis. The operating loss includes approximately $1.6 million in stock based compensation charges and approximately $1.0 million in transaction expenses related to the merger with Thermage.

On a pro forma combined basis, revenue for the third quarter of 2008 for both companies would have totaled between $32.6 and $33.0 million. This represents a growth rate of approximately 8% from the pro forma combined revenue of the two companies of $30.1 million in the third quarter of 2007.

3Q08 Earnings and Conference Call Information

Thermage will release its financial results for the third quarter ended September 30, 2008, after the market close on Monday, November 10, 2008. The Company will also host a conference call and webcast on Monday, November 10, 2008, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 800-218-0530 for domestic participants and 303-262-2190 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. Both callers will need to use the Passcode 11120695#. To access the live webcast of the call, go to Thermage’s website at www.thermage.com and click on Investor Relations. An archived webcast will also be available at www.thermage.com.

About Thermage

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information about Thermage, call 1-510-259-7117 or log on to www.thermage.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing of the merger. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2007, its Form 10-Q for the quarter ended June 30, 2008 and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Additional Information and Where You Can Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Thermage and Reliant. In connection with the transaction, Thermage has filed a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus/ information statement. The proxy statement/prospectus/information statement will be mailed to the stockholders of Thermage and Reliant. Investors and security holders of Thermage and Reliant are urged to read the proxy statement/prospectus/information statement when it becomes available because it will contain important information about Thermage, Reliant and the proposed transaction. The proxy statement/prospectus/information statement (when it becomes available), and any other documents filed by Thermage with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Thermage by contacting Thermage Investor Relations by e-mail at IR@thermage.com or by telephone at (510) 259-7117. Investors and security holders are urged to read the proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

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